Exhibit 8.1 (A)

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK SAN FRANCISCO WASHINGTON, DC

October 30, 2003

Northern Power Systems, Inc.

182 Mad River Park

P. O. Box 999

Waitsfield, Vermont 05673

Re:	Contribution and Merger pursuant to Agreement and Plan of Contribution and Merger, dated as of May 22, 2003, by and among Northern Power Systems, Inc., a Delaware Corporation (“Northern”), Proton Energy Systems, Inc., a Delaware Corporation (“Proton”), Distributed Energy Systems Corp., a Delaware corporation and wholly-owned subsidiary of Proton (“Distributed Energy”), and PES-1 Merger Sub, Inc., and PES-2 Merger Sub, Inc., each a Delaware corporation and wholly-owned subsidiary of Distributed Energy (respectively, “PES-1” and “PES-2”) (the “Merger Agreement”)

Ladies and Gentlemen:

We have acted as counsel to Northern, in connection with the planned merger (the “Northern Merger”) of PES-1 with and into Northern pursuant to the Merger Agreement, which also provides for the merger of PES-2 with and into Proton (the “Proton Merger”, together with the Northern Merger, the “Mergers”). Immediately after the Mergers provided for in the Merger Agreement, Distributed Energy will own all the outstanding stock of Northern and Proton and former stockholders of Northern and Proton will own all of the outstanding stock of Distributed Energy. This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4 filed by Distributed Energy with the Securities and Exchange Commission, as amended, on October     , 2003, which includes the Prospectus of Distributed Energy and Joint Proxy Statement of Proton and Northern relating to the Merger Agreement. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto, or in the letters dated the date hereof delivered to Ropes & Gray LLP and Hale and Dorr LLP by Northern, Proton, and Distributed Energy containing certain representations of Northern, Proton and Distributed Energy relevant to this opinion (the “Representation Letters”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

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For purposes of the opinion set forth below, we have examined and relied on (i) the Merger Agreement and the schedules and exhibits thereto, (ii) the Registration Statement, (iii) the Representation Letters and (iv) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion.

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the representations and covenants made to us by Northern, Proton, and Distributed Energy, in their respective Representation Letters are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time, (iii) all parties to the Merger Agreement and to any other documents examined by us have acted and will act in accordance with the terms of the Merger Agreement and such documents, (iv) the Mergers will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement and in the manner described in the Merger Agreement, including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof, and the Registration Statement.

Based upon and subject to the foregoing as well as to the qualification and limitations set forth below, it is our opinion that:

•	The exchange to be effectuated through the Northern Merger, when considered together with the exchange to be effectuated through the Proton Merger, will be treated for federal income tax purposes as an exchange described in Section 351(a);

•	No gain or loss will be recognized by Northern as a result of the Northern Merger;

•	No gain or loss will be recognized by a Northern stockholder to the extent such stockholder exchanges Northern stock solely for Distributed Energy common stock pursuant to the Northern Merger;

•	A Northern stockholder who receives not only Distributed Energy common stock but also other consideration (including warrants and/or cash) in exchange for such stockholder’s Northern stock pursuant to the Northern Merger will recognize gain, but not loss, with respect to the value of any warrants and/or cash consideration received (including warrants and/or cash held in escrow) to the extent of the gain realized, if any, as a result of the exchange;

•	A Northern stockholder who receives solely cash and/or warrants and no Distributed Energy common stock in exchange for such stockholder’s Northern stock pursuant to the Northern merger will recognize gain or loss with respect to the cash and/or the value of the warrants received (including cash and/or warrants held in escrow);

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•	A Northern stockholder who receives cash in lieu of a fractional share of Distributed Energy common stock in exchange for such stockholder’s Northern stock pursuant to the Northern Merger will recognize gain or loss with respect to cash, if any, received in lieu of a fractional share of stock; and

•	A Northern stockholder will recognize gain or loss with respect to cash received in exchange for such stockholder’s Northern stock pursuant to the Northern merger upon proper exercise of such stockholder’s appraisal rights pursuant to the Northern merger.

Our opinion is based on current federal income tax law, which could change at any time with retroactive effect. No ruling has been sought from the Internal Revenue Service by Northern, Proton, or Distributed Energy as to the federal income tax consequences of any aspect of the Mergers, and neither the Internal Revenue Service nor any court is bound by our opinion herein. No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any other federal, state, local, or foreign tax law or the tax consequences of any other transaction contemplated or entered into by Northern, Proton, or Distributed Energy, including any transaction in connection with the Northern Merger. Without limiting the generality of the foregoing, we note that we do not express any opinion regarding the tax consequences of the Northern Merger to shareholders of Northern that are subject to special tax rules, nor do we express any opinion regarding the tax consequences of the Northern Merger arising in connection with the ownership of options or warrants for Northern stock. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and have assumed that all representations qualified “to the best of knowledge” or similarly are correct without qualification and will remain correct as of the Effective Time. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

In rendering this opinion, we have assumed that Hale and Dorr LLP has delivered, and has not withdrawn, an opinion with respect to the Proton Merger that is substantially similar to this one.

Any inaccuracy in, or breach of, any of the aforementioned factual statements, representations or assumptions or any change in applicable law after the date hereof could affect our conclusions.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It is solely for the benefit of you and your shareholders, shall not inure to the benefit of any other person, including without limitation any successor or assign of Northern whether by operation of law or otherwise. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and

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the tax consequences of the Northern Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/S/    ROPES & GRAY LLP

Ropes & Gray LLP